CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FLEETCOR TECHNOLOGIES, INC.
FleetCor Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

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This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 3, 1998, as amended and restated by Certificates of Amendment filed with the Secretary of State of the State of Delaware on December 20, 2010 and on June 7, 2018 (as so amended and restated, the “Certificate of Incorporation”).

2	This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

3	Article SIXTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

1. Management of Business and Affairs of the Corporation. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Corporation’s Amended and Restated Bylaws, as amended and in effect from time to time (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, but in no event shall the number of directors be less than three. Directors need not be stockholders of the Corporation.

3. Classes of Directors. The Board of Directors, other than those directors who may be elected by the holders of any series of Preferred Stock under specified circumstances, currently consists and shall continue to consist of three classes (Class I, Class II and Class III) until the annual meeting of stockholders held in 2022, and thereafter shall consist of one class.

4. Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the Bylaws of the Corporation.

5. Terms of Office. Subject to the rights of holders of any class or series of Preferred Stock, the terms of the members of the Board of Directors shall be as follows: (i) at the annual meeting of stockholders held in 2020, the directors whose terms expire in 2020 shall stand for election to hold office for a term expiring at the annual meeting of stockholders held in 2021; (ii) at the annual meeting of stockholders held in 2021, the directors whose terms expire in 2021 shall stand for election to hold office for a term expiring at the annual meeting of stockholders held in 2022; and (iii) at the annual meeting of stockholders held in 2022 and at each annual meeting of stockholders thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification, or removal from office. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.

6. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. Until the annual meeting of stockholders held in 2022, in the event of any increase or decrease in the authorized number of directors (i) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director’s current term or his or her prior death, resignation or removal and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, though less than a quorum. Pursuant to Section 3 of this Article Sixth, following the annual meeting of stockholders held in 2022, the Board of Directors shall consist of a single class.

7. Vacancies. Subject to the rights of holders of any class or series of Preferred Stock then outstanding to elect directors under specified circumstances, any vacancy in the Board of Directors and any newly-created directorship, however occurring, including a newly-created directorship resulting from an enlargement of the Board of Directors, shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

8.    Removal. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office, with or without cause (except for any directors who were elected prior to the annual meeting of stockholders held in 2020 or such directors’ successors elected pursuant to Section 7 of this Article Sixth (which directors can only be removed for cause)) and only by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the Bylaws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 14th day of June, 2019.
FLEETCOR TECHNOLOGIES, INC.

By:        /s/ Eric R. Dey
Name:    Eric R. Dey
Title:    Chief Financial Officer

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